Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in this Registration Statement on Form F-3 of Brookfield Renewable Partners L.P.  (the “Partnership”) and to the incorporation by reference therein of our reports dated February 28, 2018 with respect to the consolidated financial statements of the Partnership and the effectiveness of internal control over financial reporting of the Partnership included in the Partnership’s Annual Report on Form 20-F for the year ended December 31, 2017 filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP
Toronto, Canada	Chartered Professional Accountants,
April 9, 2018	Licensed Public Accountants